                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            SEARS, ROEBUCK AND CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                        HOFFMAN ESTATES, ILLINOIS 60179
                                 March 26, 1998

                                                              ARTHUR C. MARTINEZ
                                                           Chairman of the Board

Dear Shareholder:

     I am pleased to invite you to attend the Company's 1998 annual meeting of shareholders on Thursday, May 14, 1998. We will hold the meeting at 10:00 a.m. in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, Chicago, Illinois.

     On the page following this letter you will find the Notice of Meeting, which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement, which describes the matters listed in the Notice of Meeting. Also enclosed you will find your proxy card, which allows you to vote on these matters, and the Company's 1997 Annual Report.

     Your vote is important. PLEASE COMPLETE AND MAIL IN YOUR PROXY CARD PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE MEETING. You can attend the meeting and vote in person, even if you have sent in a proxy card. If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included in the envelope containing the proxy statement and the annual report.

     The Board of Directors recommends that shareholders vote FOR proposals 1 and 2 and AGAINST proposal 3.

     The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.

                                             Sincerely,

                                             /s/ Arthur C. Martinez
                                             ----------------------
                                             Arthur C. Martinez

                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                        HOFFMAN ESTATES, ILLINOIS 60179
                                 March 26, 1998

                                                              MICHAEL D. LEVIN
                                                                 Senior Vice
                                                                  President
                                                               General Counsel
                                                                and Secretary

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

     The annual meeting of shareholders of Sears, Roebuck and Co. will be held in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard, Chicago, Illinois, on Thursday, May 14, 1998, at 10:00 a.m., for the following purposes:

     1. to elect four directors in Class A for terms expiring at the 2001 annual meeting of shareholders and one director in Class B for a term expiring at the 1999 annual meeting of shareholders;

     2. to vote on the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 1998;

     3. to vote on a shareholder proposal concerning declassifying the Board of Directors; and

     4. to transact such other business as may properly come before the meeting.

                                          By Order of the Board of Directors,

                                          /s/ MICHAEL LEVIN
                                          -----------------
                                          Michael D. Levin
                                          Secretary

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

SEARS, ROEBUCK AND CO.
PROXY STATEMENT
March 26, 1998
--------------------------------------------------------------------------------

     The Board of Directors of Sears, Roebuck and Co. is soliciting proxies from its shareholders for the annual meeting of shareholders to be held on May 14, 1998.

     You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 25, 1998. On March 26, 1998, the Company began mailing to all such shareholders a proxy card, this proxy statement and the Company's 1997 Annual Report. (If you participate in the Sears 401(k) Profit Sharing Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees) (the "Profit Sharing Plan"), the trustee of the Profit Sharing Plan will mail you a voting instruction form instead of a proxy card. The voting instruction form permits you to direct the voting of your shares in the Profit Sharing Plan and generally works just like the proxy card.) On March 25, 1998, there were 390,936,312 common shares outstanding.

     Shareholders are entitled to "cumulative voting" for the election of directors. In other words, each shareholder may cast a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. The shareholder may cast all of those votes for one nominee or may distribute them among the nominees. On all other matters, shareholders are entitled to one vote per share.

     Your signed proxy card will appoint Hall Adams, Jr., Michael A. Miles, Richard C. Notebaert and Donald H. Rumsfeld as proxy holders, or your representatives, to vote your shares.

     If you sign and return your proxy card without giving voting directions, the proxy holders will vote your shares:

     (i) for all of the nominees for director listed on pages 3 and 4;

     (ii) for the appointment of Deloitte & Touche LLP as independent auditors for 1998; and

     (iii) against the shareholder proposal relating to declassifying the Board.

     In addition, unless you specify otherwise on your signed proxy card, you will give the proxy holders discretion to vote shares cumulatively and for less than the entire number of nominees to the board of directors.

     The proxy card permits you to direct the proxy holders to:

     (i) withhold your votes from particular nominees;

     (ii) cumulate or "bunch" your votes for particular nominees; and

     (iii) vote "for" or "against" or "abstain" from voting on the appointment of auditors and the shareholder proposal referred to above.

     Signing and returning your proxy card will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previously voted proxy will be automatically revoked. You may also revoke your proxy any time before it is voted by delivering written notice prior to the meeting to:

    Sears, Roebuck and Co.
    c/o First Chicago Trust Company of New York
    P.O. Box 8648
    Edison, New Jersey 08818-9147

If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed proxy card.

     As far as the Company knows, the only matters to be brought before the meeting are those referred to in this proxy statement. As to any other matters presented at the meeting, if you send in a signed proxy card, the proxy holders may vote your shares in their discretion.

     No business can be conducted at the meeting unless one-third of all outstanding shares entitled to vote are either present at the meeting in person or represented by proxy.

     The five nominees who receive the most votes will be elected to the five open directorships even if they get less than a majority of the votes. In order for the other proposals to be adopted (i.e., the appointment of

--------------------------------------------------------------------------------

Deloitte & Touche LLP as auditors and the shareholder proposal relating to declassifying the Board), more shares must be voted "for" the relevant proposal than "against" it.

     Abstentions and broker non-votes are counted as shares present for determining if there are sufficient shares present to hold the meeting; however, they are not counted as votes "for" or "against" any item.

     All proxies, ballots and tabulations that identify the vote of a particular shareholder are kept confidential, except as necessary (i) to allow the inspectors of election to certify the voting results or (ii) to meet certain legal requirements--for example, in the pursuit or defense of lawsuits. Those counting votes and the inspectors are independent of the Company and its directors, officers and employees. Representatives of Seaway National Bank, a local Chicago minority-owned bank, will act as the inspectors of election, and First Chicago Trust Company of New York will count the votes.

     Comments written on proxies, consents or ballots may be transcribed and provided to the Secretary of the Company with the name and address of the shareholder. The comments will be provided without reference to the vote of the shareholder, unless the vote is mentioned in the comment or disclosure of the vote is necessary to understand the comment. At the Company's request, those counting votes may provide the Company with a list of shareholders that have not voted and periodic status reports on the aggregate vote. These status reports may include break-downs of vote totals by different types of shareholders, as long as the Company is not able to determine how a particular shareholder voted.

ITEM 1:  ELECTION OF DIRECTORS
        -----------------------------------------------------

     Item 1 is the election of several members of the Board of Directors. The Board of Directors is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

     The directors in Class A, whose terms expire at the 1998 annual meeting of shareholders, are Warren L. Batts, Arthur C. Martinez, Hugh B. Price and Clarence B. Rogers, Jr. They have each been nominated to serve in Class A for another term expiring in 2001. Nancy C. Reynolds, formerly a Class A director, retired on June 26, 1997. Donald H. Rumsfeld, a Class B director, will retire at the close of the 1998 annual meeting; at January 31, 1998, he owned 8,663 common shares and 448 common share equivalents.

     Brenda C. Barnes (who was elected by the Board to serve as a director of the Company on December 10, 1997) has been nominated to serve in Class B.

     The directors in Class B are serving terms that expire in 1999, and the directors in Class C are serving terms that expire in 2000.

--------------------------------------------------------------------------------

     Information as to each nominee and as to directors continuing in Classes B and C follows.

NOMINEES FOR DIRECTOR

CLASS A: TERM EXPIRING AT 2001 ANNUAL MEETING OF SHAREHOLDERS

WARREN L. BATTS            Chairman and Chief Executive Officer of Tupperware
                           Corporation (consumer products) from June 1996 until his
[photo Warren L. Batts]    retirement on September 30, 1997, and Chairman of Premark
                           International, Inc. (consumer and commercial products) from
                           May 1996 until his retirement on September 30, 1997. Mr.
                           Batts was Chairman and Chief Executive Officer of Premark
                           International, Inc. from September 1986 to May 1996. In
                           addition, Mr. Batts is a director of The Allstate
                           Corporation, Cooper Industries, Inc. and Sprint Corporation.
                           He is Chairman of the Board of Directors of Children's
                           Memorial Hospital of Chicago and is a Trustee of The Art
                           Institute of Chicago and Northwestern University.
                           Chairman: Audit Committee.
                           Member: Executive Committee and Nominating Committee.
                           Director since 1986.  Age 65.
                           Common shares beneficially owned: 5,661.
                           Common share equivalents: 25,557.*

ARTHUR C. MARTINEZ         Chairman of the Board, President and Chief Executive Officer
                           of the Company since August 1995 and Chairman and Chief
[photo Arthur C. Martinez] Executive Officer of the former Merchandise Group of the
                           Company from September 1992 until August 1995. Mr. Martinez previously served as Vice Chairman and a director of Saks
                           Fifth Avenue from August 1990 to August 1992. Mr. Martinez is a director of Ameritech Corporation, Amoco Corporation,
                           National Urban League and Northwestern Memorial Hospital and
                           is a Trustee of Northwestern University, the Chicago
                           Symphony Orchestra and The Art Institute of Chicago. Mr.
                           Martinez serves as Chairman of the Board of Directors of the
                           National Retail Federation, Chairman of the Board of
                           Trustees of Polytechnic University and Deputy Chairman of
                           The Federal Reserve Bank of Chicago.
                           Chairman: Executive Committee.
                           Director since 1995. Age 58.
                           Common shares beneficially owned: 908,093.

HUGH B. PRICE              President and Chief Executive Officer of the National Urban
                           League (social service and welfare organization) since July
[photo Hugh B. Price]      1994. Mr. Price served as the Vice President of the
                           Rockefeller Foundation from November 1988 to June 1994. He is a director of Bell Atlantic Corporation and Metropolitan
                           Life Insurance Company. Mr. Price is also a Trustee of the
                           Committee for Economic Development, Educational Testing
                           Service and the Urban Institute.
                           Member: Nominating Committee.
                           Director since 1997.  Age 56.
                           Common shares beneficially owned: 565.
                           Common share equivalents: 432.*

--------------------------------------------------------------------------------

CLARENCE B. ROGERS, JR.    Chairman of the Board of Equifax Inc. (information-based
                           administrative services) since January 1996, and Chairman
[photo Rogers Jr]          and Chief Executive Officer of Equifax Inc. from October
                           1992 until December 1995. Mr. Rogers was President and Chief
                           Executive Officer of Equifax Inc. from October 1989 until
                           October 1992. He is Chairman of the Board of Directors of
                           ChoicePoint, Inc. He is also a director of Briggs & Stratton
                           Corporation, Morgan Stanley, Dean Witter, Discover & Co.,
                           Oxford Industries, Inc. and Teleport Communications Group,
                           Inc.
                           Chairman: Compensation Committee.
                           Member: Executive Committee and Nominating Committee.
                           Director since 1980.  Age 68.
                           Common shares beneficially owned: 8,757.
                           Common share equivalents: 30,222.*

CLASS B: TERM EXPIRING AT 1999 ANNUAL MEETING OF SHAREHOLDERS

BRENDA C. BARNES           President and Chief Executive Officer of PepsiCola North
                           America (beverages) from April 1996 until her retirement in
[photo Barnes]             January 1998. Ms. Barnes served as Chief Operating Officer of PepsiCola North America from January 1993 to March 1996 and held other positions with Pepsico, Inc. since 1976. She is a director of Avon Products, Inc. and Vice Chair of the
                           Board of Trustees of Augustana College.
                           Member: Audit Committee.
                           Director since 1997.  Age 44.
                           Common shares beneficially owned: 1,109.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

CLASS B: TERM EXPIRING AT 1999 ANNUAL MEETING OF SHAREHOLDERS

MICHAEL A. MILES           Chairman of the Board and Chief Executive Officer of Philip
                           Morris Companies Inc. (a holding company engaged primarily
[photo Miles]              in the manufacture and sale of consumer products) from
                           September 1991 until his retirement in July 1994. Mr. Miles served as Vice Chairman of Philip Morris Companies Inc. and
                           Chairman and Chief Executive Officer of Kraft General Foods,
                           Inc. from December 1989 to September 1991. Mr. Miles is a
                           Special Limited Partner of Forstmann Little & Co. (a New
                           York investment firm with interests in electronics,
                           aerospace, publishing and other industries). He is also a
                           director of The Allstate Corporation, Community Health
                           Systems, Inc., Morgan Stanley, Dean Witter, Discover & Co.,
                           Dell Computer Corp. and Time Warner Inc. Mr. Miles is also a
                           Trustee of Northwestern University.
                           Member: Compensation Committee, Executive Committee and
                           Nominating Committee.
                           Director since 1992.  Age 58.
                           Common shares beneficially owned: 7,317.
                           Common share equivalents: 6,822.*

--------------------------------------------------------------------------------

DOROTHY A. TERRELL         President, Services Group, and Senior Vice President,
                           Corporate Operations, of Natural MicroSystems Corporation (a
[photo Terrell]            telecommunications company) since February 1998. Ms. Terrell served as President of SunExpress, Inc., an operating
                           company of Sun Microsystems, Inc., and as a Corporate
                           Executive Officer of Sun Microsystems, Inc. from August 1991 until September 1997. Ms. Terrell served as a Group Manager in Digital Equipment Corporation from October 1987 to July
                           1991. She is a director of General Mills, Inc., Herman
                           Miller, Inc. and Massachusetts Technology Development
                           Corporation. She is also a director of the National Housing
                           Partnership Foundation and is a member of the Advisory
                           Council of the Stanford Graduate School of Business. Her
                           professional affiliations include The Boston Club, The
                           Committee of 200 and The Commonwealth Institute.
                           Member: Audit Committee and Compensation Committee.
                           Director since 1995.  Age 52.
                           Common shares beneficially owned: 4,711.

CLASS C: TERMS EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

HALL ADAMS, JR.            Chairman of the Board and Chief Executive Officer of Leo
                           Burnett Company, Inc. (advertising agency) from January 1987
[photo Adams, Jr.]         until his retirement on January 1, 1992. Mr. Adams is also a director of The Dun & Bradstreet Corporation and McDonald's
                           Corporation and a Trustee of Rush-Presbyterian St. Luke's
                           Medical Center.
                           Member: Audit Committee and Nominating Committee
                           Director since 1993.  Age 64.
                           Common shares beneficially owned: 5,061

ALSTON D. CORRELL, JR.     Chairman of the Board, Chief Executive Officer and President
                           of Georgia-Pacific Corporation (building products, pulp and
[photo Correll Jr]         paper products and related chemicals) since December 1993.
                           Mr. Correll served as President and Chief Executive Officer of Georgia-Pacific from May 1993 to December 1993, President and Chief Operating Officer from August 1991 to May 1993,
                           Executive Vice President, Pulp and Paper from April 1989 to
                           July 1991 and Senior Vice President, Pulp and Paper from
                           February 1988 to March 1989. He is also a director of
                           SunTrust Banks, Inc. and The Southern Company.
                           Member: Audit Committee and Compensation Committee.
                           Director since 1996.  Age 56.
                           Common shares beneficially owned: 3,496.
                           Common share equivalents: 929.*

--------------------------------------------------------------------------------

RICHARD C. NOTEBAERT       Chairman of the Board, President and Chief Executive Officer
                           of Ameritech Corporation (telephone, data and video
[photo Notebaert]          communications company) since April 1994. Mr. Notebaert
                           served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief
                           Operating Officer from June 1993 to January 1994 and as Vice
                           Chairman from January 1993 to June 1993. He served as
                           President of Ameritech Services, Inc. (a wholly-owned
                           subsidiary of Ameritech's five state telephone companies)
                           from June 1992 to January 1993, as President of Ameritech's
                           Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989.
                           Mr. Notebaert is a director of Aon Corporation, a Charter
                           Trustee of Northwestern University and a Trustee of the
                           University of Notre Dame and the Chicago Symphony Orchestra.
                           He is also a member of Northwestern University's J.L.
                           Kellogg Graduate School of Management Advisory Board and a
                           member of the University of Illinois President's Advisory
                           Council. Mr. Notebaert is currently a member of The Business
                           Council, The Business Roundtable, The Council on
                           Competitiveness, The Chicago Council on Foreign Relations,
                           the Civic Committee of The Commercial Club of Chicago and
                           The Economic Club of Chicago.
                           Member: Audit Committee and Nominating Committee.
                           Director since 1996.  Age 50.
                           Common shares beneficially owned: 2,979.
                           Common share equivalents: 587.*

PATRICK G. RYAN            Chairman of the Board and Chief Executive Officer of Aon
                           Corporation (insurance products and other financial
[photo Ryan]               services) since April 1990, and President and Chief
                           Executive Officer of Aon Corporation since August 1982. Mr.
                           Ryan is a director of Tribune Company, Chairman of the Board of Trustees of Northwestern University and a Trustee of
                           Rush-Presbyterian-St. Luke's Medical Center and Field Museum
                           of Natural History.
                           Member: Compensation Committee.
                           Director since 1997.  Age 60.
                           Common shares beneficially owned: 1,547.

--------------------------------------------------------------------------------

* Represents fees deferred under the Company's Deferred Compensation Plan for Directors to a fund which is credited with amounts based upon the market value of, and dividends on, the Company's common shares. Amounts shown are as of January 31, 1998.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP:

                                                              SEARS
                                                          COMMON SHARES
                                                          -------------
                                                           AMOUNT AND
                                                            NATURE OF
                                                           BENEFICIAL
NAME                                                      OWNERSHIP(a)
------------------------------------------------------    -------------
Hall Adams, Jr. ......................................          5,061(b)
Warren L. Batts.......................................          5,661(b)
Brenda C. Barnes......................................          1,109(c)
Alston D. Correll, Jr. ...............................          3,496(d)
Arthur C. Martinez....................................        908,093(e)
Michael A. Miles......................................          7,317(b)
Richard C. Notebaert..................................          2,979(f)
Hugh B. Price.........................................            565(g)
Clarence B. Rogers, Jr. ..............................          8,757(b)
Donald H. Rumsfeld....................................          8,663(b)
Patrick G. Ryan.......................................          1,547(g)
Dorothy A. Terrell....................................          4,711(b)
Gary L. Crittenden....................................         60,167(h)
Robert L. Mettler.....................................        357,187(i)
William L. Salter.....................................         64,420(j)
Allan B. Stewart......................................        190,019(k)
All directors and executive officers as a group.......      2,582,859(l)

------------------
(a) Direct ownership unless indicated otherwise.

(b) Includes 1,423 vested deferred shares and 2,538 shares subject to option.

(c) Includes 109 vested deferred shares.

(d) Includes 992 vested deferred shares and 1,504 shares subject to option.

(e) Includes 802,077 shares subject to option and 861 shares credited to Mr. Martinez's account in the Profit Sharing Plan.

(f) Includes 1,145 vested deferred shares, 1,734 shares subject to option and 100 shares owned by Mr. Notebaert's wife. Mr. Notebaert disclaims beneficial ownership of the shares held by his wife.

(g) Includes 547 vested deferred shares.

(h) Includes 28,454 shares subject to option and 124 shares credited to Mr. Crittenden's account in the Profit Sharing Plan.

(i) Includes 310,735 shares subject to option and 611 shares credited to Mr. Mettler's account in the Profit Sharing Plan.

(j) Includes 37,204 shares subject to option and 782 shares credited to Mr. Salter's account in the Profit Sharing Plan.

(k) Includes 170,993 shares subject to option, 3,408 shares credited to Mr. Stewart's account in the Profit Sharing Plan and 300 shares owned by his son. Mr. Stewart disclaims beneficial ownership of the shares held by his son.

(l) Includes 2,205,551 shares subject to option and 12,826 shares credited to executive officers' accounts in the Profit Sharing Plan.

     Share ownership of nominees, directors and executive officers is as of January 31, 1998 and includes (i) shares in which they may be deemed to have a beneficial interest, (ii) shares held as nontransferable restricted shares awarded under the Company's 1994 Employees Stock Plan as of January 31, 1998, which are subject to forfeiture under certain circumstances, (iii) shares credited to individual accounts in the Profit Sharing Plan, a qualified savings and defined contribution plan, (iv) shares subject to options that are exercisable on or prior to April 1, 1998, and (v) in the case of directors, deferred shares that are eligible for vesting on or prior to April 1, 1998. In the case of Ms. Barnes, share ownership also includes shares she acquired in February 1998.

     To the knowledge of the Company, as of January 31, 1998, no director or executive officer had a beneficial interest in more than .23% of the outstanding Sears common shares, and all directors, nominees for director and executive officers together beneficially owned an aggregate of 2,582,859 Sears common shares (.66% of the outstanding shares), which included 2,205,551 shares subject to option.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF JANUARY 31, 1998

                                                               AMOUNT AND NATURE OF   PERCENT
                                                              BENEFICIAL OWNERSHIP:     OF
NAME AND ADDRESS                                              SEARS COMMON SHARES(a)   CLASS
------------------------------------------------------------  ----------------------  -------
State Street Bank and Trust Company                           37,852,336(b)            9.68%
One International Place                                       Trust, Employee
Boston, MA 02110                                              benefit plan

------------------

(a) Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b) State Street Bank and Trust Company, Trustee under the Sears 401(k) Profit Sharing Trust, held these shares on behalf of participants in the Profit Sharing Plan. The number shown excludes approximately 6,434,241 Sears common shares held for other clients.

--------------------------------------------------------------------------------

Further Information Concerning the Board of Directors
        -----------------------------------------------------

     The Board of Directors held seven meetings during 1997. The committees of the Board of Directors and the number of meetings held by each committee in 1997 were:

                                           NUMBER OF
COMMITTEE                                MEETINGS HELD
NAME                                      DURING 1997
---------------------------------------  -------------
Audit Committee                                4
Compensation Committee                         6
Executive Committee                            0
Nominating Committee                           5

     Audit Committee. The Audit Committee reviews the Company's annual financial statements and other financial information to be included in the Company's Form 10-K and annual report to shareholders. The Audit Committee also reviews the Company's activities regarding compliance with laws. The Audit Committee reviews recommendations made by the independent accountants and internal auditors on accounting methods and internal controls and makes recommendations to the Board on the scope of audits. The Audit Committee reviews reports from the internal auditors and the compliance office concerning compliance by management with legal provisions and with the Company's business practices, procedures and ethics policies and has the power to conduct independent inquiries. The Audit Committee recommends the appointment of independent accountants.

     Compensation Committee. The Compensation Committee makes recommendations to the Board on the compensation of directors and the administration of compensation to be paid to the Company's officers. These recommendations may cover the terms and conditions of employment of the Company's officers. The Compensation Committee also reviews the compensation of the Chief Executive Officer. The Compensation Committee administers or oversees the administration of all stock option and other benefit plans affecting officers' direct and indirect remuneration.

     Nominating Committee. The Nominating Committee recommends nominees for election (i) to the Board of Directors, (ii) to committees of the Board and
(iii) as executive officers. The Nominating Committee will consider nominating a director candidate recommended by a shareholder if the shareholder submits the recommendation to the Nominating Committee.

     (Note concerning shareholder nominations: Shareholders may also nominate candidates for election to the Board by complying with the nomination requirements of the Company's By-Laws. The Company's

--------------------------------------------------------------------------------

     By-Laws provide that a shareholder must give the Company written notice in order to propose business or make a nomination for director at a shareholder meeting. Excerpts from the By-Laws containing these requirements are attached in Appendix A. The deadline for shareholder nominations for director and shareholder proposals for the 1998 annual meeting of shareholders was March 9, 1998. The deadline for the 1999 annual meeting will be March 15, 1999. Shareholders wishing to submit a nomination or proposal should review the By-Law requirements on nominations and proposals by shareholders and should communicate with the Secretary, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179 for further information.)

     The Nominating Committee reviews and recommends to the Board of Directors prior to the annual meeting each year: (a) the appropriate size and composition of the Board; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders meeting;
(e) nominees for election to the Board; (f) persons to serve as proxy holders at the annual meeting; (g) nominees for election to all committees of the Board; and (h) nominees for election as executive officers of the Company. The Nominating Committee is required to assess annually the performance of the Board, evaluate the performance of the Chairman and Chief Executive Officer and review the management organization of the Company and succession plans for the Chairman and Chief Executive Officer.

Directors' Compensation and Benefits
        -----------------------------------------------------

DIRECTOR COMPENSATION PROVISIONS

     The Company has designed the directors' compensation and benefits to align directors' interests with shareholders' interests. Under the Non-Employee Director Stock Plan, each director receives an annual equity retainer and a stock option grant. The equity retainer consists of deferred shares valued at $30,000. Dividends on these deferred shares are reinvested in additional deferred shares. Deferred shares vest one year after they are granted, except for deferred shares acquired as a result of reinvested dividends, which vest immediately. Each director will receive his or her vested deferred shares upon termination of service, either in a single distribution or in installments over a period not to exceed ten years. The stock option grant is valued at approximately $30,000 for each director. The exercise price equals the fair market value of the underlying shares on the date of grant. The options become exercisable one year from the date of grant.

     The actual number of deferred shares and option shares granted depends upon the price of Sears common shares on the date of grant. On May 8, 1997, each director then in office received a grant of 600 deferred shares and an option to purchase 1,800 shares at an exercise price of $50.00, for the year spanning the 1997 and 1998 annual meetings. Ms. Barnes, who joined the Board on December 10, 1997, received a prorated grant of approximately 355 deferred shares and an option to purchase 811 shares at an exercise price of $46.19.

     This focus on equity compensation rather than cash reflects the Company's efforts to align directors' compensation more closely with total shareholder return. Along these lines, it is the Board's policy that by January 1, 2001 each non-employee director who has served for five years own shares, vested deferred shares and common share equivalents with an aggregate value equal to five times the annual cash retainer of $30,000, measured by the higher of cost or market.

     In addition to equity compensation, directors receive a $30,000 annual cash retainer for serving on the Board, and the Chairs of the Audit, Compensation and Nominating Committees receive an additional retainer of $5,000. Under the Company's Deferred Compensation Plan for Directors, non-employee directors may elect to defer some or all of their directors' fees to an account which generates earnings based on (a) the market value of and dividends on the Company's common shares; (b) the average rate of interest payable on commercial paper issued by Sears Roebuck Acceptance Corp.; (c) Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested); or (d) the Lehman Brothers Aggregate Bond Index. Subject to certain restrictions, a director may transfer his or her plan funds between accounts. Generally, the plan distributes funds to a director upon retirement, either in a lump sum or over a period not to exceed ten years.

--------------------------------------------------------------------------------

     Prior to March 12, 1998, the Company provided $150,000 of life insurance to each non-employee director. Effective March 12, 1998, the Board eliminated life insurance for non-employee directors who retire after that date. The $150,000 of life insurance provided to each non-employee director who retired before March 12, 1998 is reduced by $30,000 at the beginning of each year following his or her retirement until the coverage is reduced to zero.

     Non-employee directors who were first elected to the Board prior to November 8, 1995 will receive $30,000 annually after their retirement from the Board pursuant to the Non-Employee Director Retirement Plan, which was terminated in 1995.

--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION
        -----------------------------------------------------

     The following Summary Compensation Table shows compensation information for the CEO, Mr. Martinez, and the four other executive officers who were most highly compensated in 1997 (the "Named Officers"). Executive officers are designated by the Board of Directors.
--------------------------------------------------------------------------------
  SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                           ANNUAL COMPENSATION                        AWARDS              PAYOUTS
                               -------------------------------------------   -------------------------   ---------
                                                                                            SECURITIES
                                                              OTHER ANNUAL    RESTRICTED    UNDERLYING     LTIP         ALL OTHER
                                       SALARY       BONUS     COMPENSATION   STOCK AWARDS    OPTIONS/     PAYOUTS         COMP.
 NAME AND PRINCIPAL POSITION   YEAR      ($)       ($)(a)        ($)(b)         ($)(c)       SARS(#)      ($)(d)         ($)(e)
-----------------------------  ----   ---------   ---------   ------------   ------------   ----------   ---------      ---------
Arthur C. Martinez             1997   1,125,000      --         390,022          --          500,000       771,093        6,650
  Chairman, President & CEO    1996   1,100,000   1,890,900     422,651          --           33,870        --            6,300
                               1995   1,023,915   1,005,980     166,825          --          222,134     3,033,583        6,468

Gary L. Crittenden             1997     404,438     222,069(f)    9,447       1,122,600(g)   100,000       194,324        6,650
  Executive Vice President &   1996     400,000     469,046(h)    2,776         303,815       42,682        --            --
  Chief Financial Officer      1995      --          --          --              --            --           --            --

Robert L. Mettler              1997     700,000     244,104       1,829       1,683,900(g)   100,000       360,159(i)     6,650
  President, Merchandising-    1996     675,000     874,125       1,848          --           17,838        --            6,300
  Full-Line Stores             1995     660,000     277,794       1,202          --           98,154     1,875,281        6,468

William L. Salter              1997     370,000     266,193       1,681          --           98,094       187,986(j)     6,650
  President,                   1996     350,000     453,250(k)      830          --            9,632        --            6,300
  Home Stores                  1995     317,800     141,958      --              --           45,325       681,142        6,468

Allan B. Stewart               1997     472,500     164,770       2,162          --           69,752       246,401        6,650
  President, Stores-           1996     465,000     602,175       2,162          --            7,056        --            6,300
  Full-Line Stores             1995     455,000     291,155       3,180          --           93,273     1,293,697        6,468

   -------------------
   (a) Mr. Martinez's annual bonus is based entirely on Company net income. Bonuses for the other Named Officers are based 50% on Company net income and 50% on the net income of the business units they manage (for a portion of 1997, Mr. Crittenden was President of Sears' Hardware Stores). The 1997 payout based on Company net income was 0%. Bonus amounts shown for 1997 are based solely on business unit net income.

   (b) Represents certain tax gross-up payments and/or a portion of interest on deferred compensation.

   (c) Restricted stock awards are valued at the closing price of Sears shares on the date of grant. Dividends are paid on restricted shares at the same rate paid to all shareholders. The Named Officers held the following shares of restricted stock valued at January 2, 1998 at a fair market value for Sears common shares of $46.22 per share:

                           MR. MARTINEZ   MR. CRITTENDEN   MR. METTLER   MR. SALTER   MR. STEWART
                           ------------   --------------   -----------   ----------   -----------
Number of Shares               --               29,298         30,000        2,542        --
Market Value as of 1/2/98      --           $1,354,154     $1,386,600     $117,491        --

   (d) Long-term incentive awards paid in March 1998 were earned under the 1996-97 cycle of the long-term incentive plan which ended on December 31, 1997. Long-term incentive awards paid in March 1996 were earned under the 1993-95 cycle of the long-term incentive plan which ended on December 31, 1995. Each Named Officer earned a portion of the total payouts for the 1993-95 cycle and the 1996-97 cycle as follows:

                           MR. MARTINEZ   MR. CRITTENDEN   MR. METTLER   MR. SALTER   MR. STEWART
                           ------------   --------------   -----------   ----------   -----------
                     1993     809,101         --              631,875     177,352        436,056
                     1994   1,116,795         --              631,875     252,626        436,056
                     1995   1,107,687         --              611,531     251,164        421,585
                            ---------        -------        ---------     -------      ---------
            1993-95 Cycle   3,033,583         --            1,875,281     681,142      1,293,697
                     1996     510,197        123,269          237,178     122,981        163,388
                     1997     260,896         71,055          122,981      65,005         83,013
                            ---------        -------        ---------     -------      ---------
            1996-97 Cycle     771,093        194,324          360,159     187,986        246,401

      The portion of each Named Officer's 1996-97 payout earned in 1997 was calculated based on 50% of his 1997 salary. Each Named Officer will be eligible for a payout under the 1997-99 cycle based in part on the remaining 50% of his 1997 salary. The payouts include the full impact of the credit reaffirmation charge.

   (e) These amounts represent the Company's matching contribution under the Profit Sharing Plan and under the Company's nonqualified Management Supplemental Deferred Profit Sharing Plan.

   (f) Pursuant to an equity swap feature available to participants in the annual incentive plan, Mr. Crittenden elected to swap 25% of this amount ($55,517) for restricted stock having a fair market value on February 27, 1998 (the date of grant) of $52.82 per share and vesting on February 27, 2001. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($11,103) was added to the portion of Mr. Crittenden's bonus that he elected to swap for restricted stock.

   (g) These awards are subject to both performance-based vesting requirements and lapse of time vesting requirements. For a description of the vesting requirements, see "Performance-Based Restricted Shares" on page 16.

   (h) Pursuant to the equity swap feature, Mr. Crittenden elected to swap 25% of this amount ($117,262) for restricted stock having a fair market value on February 28, 1997 (the date of grant) of $53.50 per share and vesting on February 28, 2000. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($23,452) was added to the portion of Mr. Crittenden's bonus that he elected to swap for restricted stock.

   (i) Pursuant to an equity swap feature available to participants in the long-term incentive plan, Mr. Mettler elected to swap 100% of this amount for shares of restricted stock having a fair market value on March 13, 1998 (the date of grant) of $57.10 per share and vesting on March 13, 2001. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($72,032) was added to the portion of Mr. Mettler's long-term incentive payout that he elected to swap for restricted stock.

   (j) Pursuant to the equity swap feature, Mr. Salter elected to swap 25% of this amount ($46,996) for restricted stock having a fair market value on March 13, 1998 (the date of grant) of $57.10 per share and vesting on March 13, 2001. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($9,399) was added to the portion of Mr. Salter's long-term incentive payout that he elected to swap for restricted stock.

   (k) Pursuant to the equity swap feature, Mr. Salter elected to swap 25% of this amount ($113,313) for restricted stock having a fair market value on February 28, 1997 (the date of grant) of $53.50 per share and vesting on February 28, 2000. In exchange for electing to receive restricted stock in lieu of cash, a 20% premium ($22,663) was added to the portion of Mr. Salter's bonus that he elected to swap for restricted stock.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

STOCK OPTIONS
        -----------------------------------------------------

     The following table is a summary of all stock options granted during 1997. Individual grants are listed separately for each Named Officer. In addition, this table shows the estimated present value of each grant as of the date the option was granted.
--------------------------------------------------------------------------------
  OPTION/SAR GRANTS IN 1997
--------------------------------------------------------------------------------

                                                                        INDIVIDUAL GRANTS(a)
                                                         ---------------------------------------------------
                                                          NUMBER OF      % OF TOTAL
                                                          SECURITIES    OPTIONS/SARS
                                                          UNDERLYING     GRANTED TO    EXERCISE                GRANT DATE
                                                         OPTIONS/SARS    EMPLOYEES     OR BASE    EXPIRATION     PRESENT
NAME                                                       GRANTED        IN 1997      PRICE($)      DATE      VALUE($)(b)
-------------------------------------------------------  ------------   ------------   --------   ----------   -----------
Arthur C. Martinez                                         500,000(c)      12.01%       56.13      03/12/07     6,651,000
Gary L. Crittenden                                         100,000(c)       2.40%       56.13      03/12/07     1,330,200
Robert L. Mettler                                          100,000(c)       2.40%       56.13      03/12/07     1,330,200
William L. Salter                                           15,468          0.37%       56.13      03/12/07       299,460
                                                            70,000(c)       1.68%       56.13      03/12/07       931,140
                                                             2,129(d)       0.05%       53.94      04/29/05        39,770
                                                             3,441(d)       0.08%       57.13      01/31/07        66,893
                                                             7,056(d)       0.17%       57.13      04/29/05       137,169
Allan B. Stewart                                            19,752          0.47%       56.13      03/12/07       382,400
                                                            50,000(c)       1.20%       56.13      03/12/07       665,100

   -------------------

   (a) Except as noted in footnote (c) below, all options become exercisable in three equal annual installments. All options were granted with an exercise price equal to the average fair market value of a common share on the date of grant. All grants to officers include tax withholding rights and, except as noted in footnote (c) below, a feature which permits payment of the exercise price by tendering Sears common shares, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The above grants do not include tandem stock appreciation rights but do include limited stock appreciation rights which become exercisable in certain cases upon a change in control.

   (b) These values were calculated using the Black-Scholes option pricing model applied as of the grant date. Except as described below, the assumptions used to calculate these values were as follows: dividend yield -- 1.64%; expected volatility -- 28%; risk-free interest rate -- 6.49%; and an option exercise date 6 years from the date of grant (the expected life of the option). With respect to the grants described in footnote (c), the Black-Scholes values were based on the above assumptions except the assumed exercise date was 8 years from the date of grant and the value was adjusted to reflect the estimated probability that the performance-based vesting requirements will be met. With respect to the grants described in footnote (d), the Black-Scholes values were calculated based on the above assumption except the assumed dividend yield was 1.61% (1.71% in the case of the 2,129 share grant) and the assumed interest rate was 6.22% (6.69% in the case of the 2,129 share grant). The actual value realized may vary significantly from these estimated values and will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised.

   (c) These options are subject to both performance-based vesting requirements and lapse of time vesting requirements. For a description of the vesting requirements, see "Performance-Based Stock Options" on page 15.

   (d) Represents an option granted to replace the shares tendered to the Company by the officer, in lieu of cash, to purchase shares upon exercise of the original option.
--------------------------------------------------------------------------------

     The following table shows options that were exercised during 1997 and the number of shares and the value of grants outstanding as of January 3, 1998 for each Named Officer.
--------------------------------------------------------------------------------
  AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR END OPTION/SAR VALUES
--------------------------------------------------------------------------------

                                                                                                         VALUE OF UNEXERCISED,
                                                                    NUMBER OF SECURITIES UNDERLYING          IN-THE-MONEY
                                                                      UNEXERCISED OPTIONS/SARs AT           OPTIONS/SARs AT
                                                                               01/03/98                       01/03/98(a)
                                      SHARES                        -------------------------------   ---------------------------
                                     ACQUIRED            VALUE       EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
NAME                               ON EXERCISE(#)      REALIZED($)   (# OF SHARES)    (# OF SHARES)     ($ VALUE)      ($ VALUE)
-------------------------------   --------------      -----------   --------------   --------------   -----------   -------------
Arthur C. Martinez                    --                  --           773,464          596,626        20,099,157     1,210,748
Gary L. Crittenden                    --                  --            14,227          128,455             5,416        10,834
Robert L. Mettler                     --                  --           212,728          249,829         4,850,127     3,341,223
William L. Salter                     30,275             993,765        25,010          119,625           313,920       253,178
                                      33,416(b)        1,176,776        --               --               --            --
Allan B. Stewart                      --                  --           154,266          105,547         3,488,593       513,622

   -------------------

   (a) Value of unexercised, in-the-money options based on the average fair market value of a Sears common share of $46.22 as of January 2, 1998, the last trading day of the Company's fiscal year.

   (b) Mr. Salter acquired these shares by tendering shares in lieu of cash in exercising an option. In accordance with the terms of the option, by tendering shares instead of cash he received a new option to replace the shares tendered, as shown in the "Option/SAR Grants in
       1997" table above (footnote (d)).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

LONG-TERM PERFORMANCE PLAN
        -----------------------------------------------------

     The performance criteria in the Company's Long-Term Performance Plan measure increases in customer satisfaction, associate satisfaction and the Company's financial performance over a multi-year performance cycle. These criteria are designed to give participants incentives to make Sears a "Compelling Place to Shop, Work and Invest." The actual payout that may be earned under the current performance cycle (1997-99) is based on a weighted average achievement over the cycle compared to goals established at the beginning of the cycle for these performance measures.
--------------------------------------------------------------------------------
  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997 (TO BE PAID IN MARCH 2000)
================================================================================

                                                                        ESTIMATED FUTURE PAYOUTS
                    NUMBER OF SHARES,       PERFORMANCE OR        UNDER NON-STOCK PRICE-BASED PLANS(a)
                     UNITS, OR OTHER      OTHER PERIOD UNTIL      -------------------------------------
       NAME             RIGHTS(#)        MATURATION OR PAYOUT     THRESHOLD($)   TARGET($)   MAXIMUM($)
------------------  -----------------   -----------------------   ------------   ---------   ----------
Arthur C. Martinez            --        1/1/98 through 12/31/99     568,068      1,136,136   1,704,204
Gary L. Crittenden            --        1/1/98 through 12/31/99     153,015        306,030     459,045
Robert L. Mettler             --        1/1/98 through 12/31/99     267,776        535,553     803,330
William L. Salter             --        1/1/98 through 12/31/99     141,539        283,078     424,617
Allan B. Stewart              --        1/1/98 through 12/31/99     180,749        361,498     542,247

   -------------------

   (a) Awards are in the form of a cash incentive, based on achievement of performance goals. Target awards are set for participants at the beginning of each performance cycle based on target goals and a specified percentage of estimated aggregate salary during the performance cycle. Actual awards are based on the achievement of goals and the individual's salary earned during the cycle to the extent permitted by appropriate tax authority. The maximum award for a participant is 150% of target.
--------------------------------------------------------------------------------

PENSION PLAN TABLE
        -----------------------------------------------------
--------------------------------------------------------------------------------

                                                        YEARS OF SERVICE
                                      -----------------------------------------------------
REMUNERATION                             5         10         15         25          35
------------                             -         --         --         --          --
$1,000,000                            $74,000   $148,000   $229,200   $ 389,200   $ 556,900
-------------------------------------
$1,650,000                            122,800    245,500    380,300     646,000     924,100
-------------------------------------
$2,300,000                            171,500    343,000    531,400     902,700   1,291,400
-------------------------------------
$2,950,000                            220,300    440,500    682,600   1,159,500   1,658,600
-------------------------------------
$3,600,000                            269,000    538,000    833,700   1,416,200   2,025,900
-------------------------------------

     The Company maintains basic and supplemental retirement plans that, subject to vesting conditions, provide retirement benefits for all full-time and certain part-time United States employees of the Company or its subsidiaries.

     Annual retirement benefits under these retirement plans are currently based upon: (i) credited years of service, (ii) a multiplication factor corresponding to each credited year of service (as set forth in the retirement plans), and
(iii) the average annual cash compensation of the individual's highest five successive calendar years of earnings out of the 10 years immediately preceding termination of employment ("final average annual compensation"). In 1995, the Company amended the basis of computing retirement benefits for years of service on and after January 1, 2000. After that date, retirement benefits will be based on the individual's compensation each year instead of his or her final average annual compensation.

     In general, only salary and annual bonus amounts as reflected in the Summary Compensation Table on page 11 are considered in determining pension benefits.

--------------------------------------------------------------------------------

     Annual retirement benefits are generally payable monthly for life. Benefits accrued through December 31, 1988 are reduced by a portion of the participant's estimated social security benefits.

     The Pension Plan Table shows annual retirement benefits that would be payable based upon various assumptions as to final average annual compensation and credited years of service. It assumes retirement on December 31, 1998 at age 65 and that benefits will be payable over the participant's lifetime with no survivor benefits. The following Named Officers had the indicated number of credited years of service (rounded to the nearest whole number) at December 31, 1997: Martinez (15), Crittenden (1), Mettler (7), Salter (28) and Stewart (33). Pursuant to their employment agreements with the Company, Messrs. Martinez and Mettler are entitled to specified retirement benefits (see "Employment Contracts, Termination of Employment and Change in Control Arrangements" below).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS
        -----------------------------------------------------

EMPLOYMENT CONTRACTS

     Under Mr. Martinez's employment agreement with the Company, the term of which expired on December 1, 1995, he has been credited with ten years of service under certain of the Company's retirement plans. In addition, Mr. Martinez became immediately vested with one year of credited service upon execution of his employment agreement. These additional years are included in the number of credited years of service set forth above.

     Under Mr. Mettler's employment agreement with the Company, the term of which expired on February 14, 1996, he will be credited on retirement with an additional six years of service under the Company's retirement plans if he remains employed by the Company through February 14, 2003. This benefit vested 50% on February 14, 1998 and will vest an additional 10% each year thereafter. The additional three years that vested on February 14, 1998 are included in the number of credited years of service set forth above. Mr. Mettler's employment agreement also provides that his pension benefits will not be less than $125,000 per year if he remains employed with the Company through February 14, 2003. If he is terminated without cause, dies or becomes disabled prior to February 14, 2003, this guaranteed minimum will be prorated.

OFFICERS' AGREEMENTS

     Messrs. Martinez, Crittenden, Mettler, Salter and Stewart have entered into agreements with the Company that require them to maintain the confidentiality of information concerning the Company's business and not to work for a competitor of the Company for two years (three years for Mr. Martinez) after termination of employment. Under these agreements, if the employment of Messrs. Martinez, Crittenden, Mettler, Salter or Stewart is involuntarily terminated for any reason other than willful misconduct or dishonesty, he will receive the following benefits (to the extent deductible on the Company's federal tax returns):

          (i) two years of salary continuation (three years for Mr. Martinez), which includes annual base pay and annual bonus target in the year of the termination;

          (ii) all Company benefits during the two-year continuation period (three years for Mr. Martinez); and

          (iii) continued vesting of stock options during the two-year continuation period (three years for Mr. Martinez).

After the first year, salary continuation payments will be reduced by the amount of any compensation and benefits the officer receives from other employment.

--------------------------------------------------------------------------------

CERTAIN STOCK OPTION AND RESTRICTED SHARES PROVISIONS

     Following is a description of certain provisions of the stock options, performance-based stock options, restricted shares and performance-based restricted shares held by the Named Officers as of January 31, 1998. All of these stock options, performance-based stock options, restricted shares and performance-based restricted shares were issued under the 1994 Employees Stock Plan or the 1990 Employees Stock Plan.

Stock Options

     Upon termination of employment, each Named Officer retains the right to exercise any options then vested for three additional months, as long as the options have not expired. Upon normal retirement (age 65) or Company-approved early retirement, each Named Officer retains, for the shorter of five years or the remaining term of each outstanding option, the right to exercise a pro rata portion of each option, calculated based on the number of calendar months that elapsed from the date of grant through the date of retirement over the number of months needed for full vesting. If a Named Officer dies or becomes totally and permanently disabled within one year of the date an option is granted, a pro rata portion of the option, calculated based on the number of calendar months that elapsed from the date of grant through the date of death or disability over the number twelve, shall continue to vest in accordance with the terms of the option grant. Any option granted to a Named Officer more than a year before the Named Officer dies or becomes totally and permanently disabled will remain exercisable and will continue to vest for the shorter of five years or the remaining term of the option.

     If the Company undergoes a change in control, all unvested options will vest immediately and the Named Officer will have stock appreciation rights with respect to the options for 60 days following the change in control.

     If the Company merges with another entity or enters into certain other extraordinary transactions, the Company may terminate all outstanding options, whether vested or unvested. However, in the event of such a transaction, the Company must make one of three equitable adjustments:

          (i) replace the options with equivalent options for shares in the new entity;

          (ii) accelerate the vesting of options so that they are exercisable prior to the transaction; or

          (iii) pay in cash the difference between the market price and the option price of the stock underlying the options -- whether vested or unvested -- on the date of the transaction.

Performance-Based Stock Options

     The Company has granted to each of the Named Officers options that are subject to both lapse of time and performance-based vesting requirements ("Performance-Based Options"). Subject to satisfaction of the performance-based vesting requirement, Performance-Based Options become exercisable in three installments, one-half on the fifth anniversary of the date the option was granted and one-quarter on each of the sixth and seventh anniversaries. One-half of each installment will become exercisable only if (i) for any period of twenty consecutive trading days occurring within three years from the date of grant the daily average stock price is at least $75, or (ii) for any period of twenty consecutive trading days occurring within five years from the date of grant the daily average stock price is at least $100 (the "50% Condition"). The remaining one-half of each installment will become exercisable only if for any period of twenty consecutive trading days occurring within five years from the date of grant the daily average stock price is at least $100 (the "100% Condition").

     Upon termination of employment (other than termination following a change in control), each Named Officer retains the right to exercise any then-exercisable Performance-Based Options for three additional months, as long as the options have not expired. Upon termination of employment without cause following a change in control, all unexercisable Performance-Based Options will become exercisable and the Named Officer will retain the right to exercise the Performance-Based Options for three months, as long as the options have not expired. If, following a change in control, a Named Officer's employment is terminated by the Named Officer for good reason or by mutual agreement of the Named Officer and the Company, the Named Officer will retain the right to exercise the Performance-Based Options for a prorated number of shares (the "Prorated Option Shares") for three months, as long as the Performance-Based Options have not expired; provided, however, that one-half of the Prorated Option Shares will become exercisable only when and if the 50% Condition is satisfied and the remaining one-half of the Prorated Options Shares will become exercisable only when and if the 100%

--------------------------------------------------------------------------------

Condition is satisfied. The number of Prorated Option Shares is calculated based on the number of months that have elapsed since the date of grant over months needed for full lapse of time vesting (84 months). "Good reason," when used in connection with a Named Officer's decision to terminate employment, means a significant reduction in the Named Officer's responsibilities, title or annual base salary or his mandatory relocation to an office outside the Chicago area.

     Upon normal retirement (age 65), Company-approved early retirement, death or total and permanent disability, the Prorated Option Shares will vest; provided, however, that one-half of the Prorated Options Shares will become exercisable only when and if the 50% Condition is satisfied and the remaining one-half of the Prorated Option Shares will become exercisable only when and if the 100% Condition is satisfied. Performance-Based Options that vest in accordance with the preceding sentence remain exercisable for five years, as long as they have not expired.

     If the Company undergoes a change in control, for 60 days following the change in control, the Named Officer will have stock appreciation rights with respect to any then-exercisable Performance-Based Options.

     If the Company merges with another entity or enters into certain other extraordinary transactions, the Company may terminate all outstanding Performance-Based Options, whether vested or unvested. However, in the event of such a transaction, the Company must make one of three equitable adjustments:

          (i) replace the options with equivalent options for shares in the new entity;

          (ii) accelerate the vesting of options so that they are exercisable prior to the transaction; or

          (iii) pay in cash the difference between the market price and the option price of the stock underlying the options -- whether vested or unvested -- on the date of the transaction.

Restricted Shares

     Each Named Officer who holds restricted shares (see footnote (c) in the Summary Compensation Table on page 11) may exchange them for unrestricted shares upon

          (i)  the third anniversary of the date of grant,

          (ii)  normal retirement (age 65),

          (iii) early retirement with Company approval after age 60,

          (iv) death,

          (v) total and permanent disability, or

          (vi) a change in control of the Company.

Under a policy of the Compensation Committee, a holder of restricted shares who retires before age 60 is permitted to exchange a prorated portion of the restricted shares for unrestricted shares.

     In all other cases, the Named Officer will forfeit the restricted shares upon termination of his employment.

Performance-Based Restricted Shares

     The Company has granted to certain Named Officers shares of restricted stock that are subject to both lapse of time and performance-based vesting requirements ("Performance-Based Restricted Shares"). Subject to satisfaction of the performance-based vesting requirement, each Named Officer who holds Performance-Based Restricted Shares (see footnote (g) in the Summary Compensation Table on page 11) may exchange them for unrestricted shares upon the tenth anniversary of the date of grant (the fifth anniversary in the case of Mr. Mettler). One-half of the Performance-Based Restricted Shares will become exchangeable for unrestricted common shares only if the 50% Condition is satisfied. The remaining one-half of the Performance-Based Restricted Shares will become exchangeable for unrestricted common shares only if the 100% Condition is satisfied.

--------------------------------------------------------------------------------

     Upon termination of employment without cause following a change in control, all unvested Performance-Based Restricted Shares will become exchangeable for unrestricted common shares. If, following a change in control, a Named Officer's employment is terminated by the Named Officer for good reason or by mutual agreement between the Named Officer and the Company, the Named Officer will have the right to exchange a prorated number of Performance-Based Restricted Shares for unrestricted common shares (the "Prorated Restricted Shares"); provided, however, that one-half of the Prorated Restricted Shares will become exchangeable only when and if the 50% Condition is satisfied and the remaining one-half of the Prorated Restricted Shares will become exchangeable only when and if the 100% Condition is satisfied. The number of Prorated Restricted Shares is calculated based on the number of months that have elapsed since the date of grant over months needed for full lapse of time vesting (120 months or, in the case of Mr. Mettler, 60 months).

     Upon normal retirement (age 65), Company-approved early retirement, death or total and permanent disability, the Prorated Restricted Shares will become exchangeable for unrestricted common shares; provided, however, that one-half of the Prorated Restricted Shares will become exchangeable only when and if the 50% Condition is satisfied and the remaining one-half of the Prorated Restricted Shares will become exchangeable only when and if the 100% Condition is satisfied.

REPORT OF THE COMPENSATION COMMITTEE
        -----------------------------------------------------

     As Sears continues the transformation begun over the past several years, its focus is to create superior total shareholder return. The Compensation Committee has established a charter and compensation philosophy designed to reward and support superior performance.

     - At-Risk Performance-Based Pay

          Executives and managers will continue to have more pay delivered through variable pay plans. Those plans require achievement of performance targets which are established to create shareholder value. At-risk pay will continue to increase as a percentage of total compensation.

     - Shareholder Alignment

          Pay for executives should place executives' interests more in line with shareholders' interests. The Company's compensation programs are designed to deliver a larger percentage of pay to executives in the form of Sears shares and a smaller percentage in cash, while retaining an emphasis on performance-based payout formulas. The objective is for executives and managers to think and act more like owners. When shareholders are rewarded, executives and managers will share in those rewards.

     - Customer Focused

          As a retailer, our pay practices at all levels should emphasize the primacy of Sears core customer. What she requires from Sears--both products and services--must be reinforced by how much and how we deliver pay to our associates. Accordingly, a portion of executives' and managers' at-risk pay is affected by our customer's assessment of how well we are meeting her needs.

     - Management Development

          Pay practices must attract and retain the caliber of talent necessary to meet the current and future leadership needs of our Company. Pay practices must clearly signal to Sears associates that we view them, their talents and their ideas as assets to be invested in, rather than costs to be minimized. They, however, must be capable of achieving performance goals while simultaneously introducing innovative ideas. Our pay practices are designed to attract achievement-oriented associates who demonstrate individual and team commitment to superior performance and improved shareholder value.

     The Compensation Committee is composed of independent, non-employee directors. The Committee helps the Board establish the Company's executive compensation philosophy. The Committee recommends the terms

--------------------------------------------------------------------------------

and conditions of employment for executive officers and administers the compensation programs for these officers. In addition, the Committee oversees benefit plans covering all associates, recommending changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

     The Committee looks at other companies' compensation practices to determine the competitiveness of the Sears executive compensation program. Comparison companies are selected based on their total shareholder return and/or the similarity of their lines of business to that of Sears. The comparison group includes not only firms that compete in the Company's primary lines of business, but also those with which the Company competes for investor capital and executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a line-of-business peer group. Although some companies are in both groups, the compensation peer group is not identical to the companies included in the S&P Retail Store Composite Index used for the Performance Graph on page 21.

PERFORMANCE-BASED EQUITY INCENTIVES

     To emphasize the commitment to create greater shareholder value, certain members of the Company's management Executive Committee, which is composed of the Company's most senior officers, received stock options, and in some cases restricted common shares, with a performance feature that allows the options only to become exercisable and the restricted shares only to vest if Sears stock reaches a specified stock price within a specified period of time. Subject to the requirements described below, the stock options will become exercisable and the restricted shares will vest as follows: (i) 50% of each installment will become exercisable or vest if, within three years from the date of grant, the daily average stock price is at least $75 per share for 20 consecutive days and
(ii) 100% of each installment will become exercisable or vest if, within five years from the date of grant, the stock price is at least $100 per share for 20 consecutive days. If the specified stock price performance test is met, the restricted common shares will vest in one installment, five years from the date of grant in the case of Mr. Mettler and ten years from the date of grant in all other cases, and the stock options will become exercisable in three installments, 50% five years from the date of grant and 25% each in years six and seven, provided the grantee remains employed on the vesting date.

BASE SALARY

     The Committee reviews the base salaries of executive officers annually and evaluates management's recommendations based on the results achieved by each executive officer, as well as competitive salary practices. Base salary increases for 1997 were again targeted at below market levels, as the annual incentive opportunity has increased, putting a greater proportion of annual cash compensation at risk.

ANNUAL INCENTIVE

     In 1997, the Board approved and implemented annual incentives designed to provide rewards at the 70th percentile of peer group compensation if net income improved a targeted amount over the prior year. For officers with Company-wide responsibilities, the entire award was based on Company net income. For those in business units, one-half of the award was based on Company net income, with the remainder based on business unit net income.

     Target award levels were assigned for each officer based on competitive practice. Actual awards could vary up or down from the target award depending on actual Company and business-unit performance. Furthermore, 20% of the actual award amount is not received unless the officer has successfully accomplished his or her personal objectives established at the beginning of the year. 1997 was the second year of a phased transition for the annual incentive from the 50th to the 75th percentile of the peer group by 1998. However, base salary increases have been held back to below-peer-group levels during this transition. Also, officers can elect to receive all or a portion of their annual incentive award in the form of restricted stock which fully vests at the end of three years. For any portion of their annual incentive received in restricted shares, they will receive a 20% premium above what the cash award would have been.

--------------------------------------------------------------------------------

LONG-TERM PERFORMANCE PLAN

     Officers participating in this plan receive cash awards over multiple year performance cycles. Target award levels are set at the median of the peer group, and awards are received if Sears achieves certain performance targets. The start of the 1995-97 performance cycle was postponed until 1996, when a new set of criteria for measuring performance could be fully implemented. For the period 1996-97, the Committee established a new strategic performance measurement index called the Total Performance Indicators. This index measures progress towards making Sears a "Compelling Place to Shop, Work and Invest." Officers may elect to receive all or a portion of their long-term incentive award in the form of restricted stock which fully vests at the end of three years. For any portion of their long-term incentive award received in restricted shares, they will receive a 20% premium above what the cash award would have been.

STOCK OPTIONS

     Stock options have been an integral part of executive compensation for many years. Stock option awards are targeted at the median competitive level and are generally granted annually. Options are granted with an exercise price equal to the market price on the date of the grant.

STOCK OWNERSHIP GUIDELINES

     In keeping with Sears philosophy of developing a mutual commitment between shareholders and management, the Committee previously approved minimum stock ownership guidelines for approximately 200 members of the management team. The minimum levels of ownership range from five times base salary for the CEO to three times base salary for members of the Company's Executive Committee and an amount equal to base salary for the remainder. Individuals affected by these guidelines have been given a period of five years to acquire sufficient shares to meet the minimum levels. Unexercised Stock Options do not count toward fulfillment of the guidelines. Shares are valued at the higher of original cost or current market price.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Federal tax law limits the Company's tax deduction to $1 million per person for annual compensation paid to the first five officers listed in the Summary Compensation Table on page 11, unless certain exceptions apply. One of these exceptions is that performance-based compensation is not subject to the $1 million limitation. The Committee intends to continue to use performance-based compensation, which should minimize the effect of these regulations. However, the Committee believes that Sears must attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be a necessary and desirable trade-off in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations. Since Mr. Martinez's salary exceeds $1 million, he agreed to defer a portion of his 1997 base salary until after retirement.

CEO COMPENSATION

     Mr. Martinez's salary, annual incentive, stock options and long-term performance plan grants generally follow the policies described above. Amounts paid and granted under these plans are disclosed in the Summary Compensation Table on page 11.

     Mr. Martinez's base salary was increased 2.3% from $1,100,000 to $1,125,000 on January 1, 1997. This increase was held below market level increases to base salary as the Company moved toward the 75th percentile for at-risk pay, as described above. At the same time, in determining this increase, the Committee recognized Mr. Martinez's contribution in leading the Company to record financial performance in 1996, as well as improved customer satisfaction. No specific weight was assigned to any of these factors in determining the amount of the increase.

     Mr. Martinez's 1997 annual incentive opportunity was based on a pre-approved target level of improvement in Company net income over the prior year, as described above under "Annual Incentive." Because actual results achieved were below the threshold level, Mr. Martinez did not receive an annual incentive award.

--------------------------------------------------------------------------------

     In 1997, Mr. Martinez received a grant of an option to purchase 500,000 shares that included performance measures, as described above under "Performance-Based Equity Incentives," that must be met for the option to become exercisable. This grant was in lieu of the normal stock option grant that Mr. Martinez would have received under the executive compensation program. In determining the number of shares to grant, the Committee considered Mr. Martinez's contribution to the improvement in Sears performance during his first five years with Sears.

CONCLUSION

     The Compensation Committee's goal is to have the design and administration of Sears executive compensation programs more closely align the interests of the Company's executive officers with those of the shareholders and provide competitive compensation based on results to support the transformation efforts which are underway to make Sears a "Compelling Place to Shop, Work and Invest."

COMPENSATION COMMITTEE:

Clarence B. Rogers, Jr. (Chairman)   Donald H. Rumsfeld
Alston D. Correll, Jr.               Patrick G. Ryan
Michael A. Miles                     Dorothy A. Terrell

--------------------------------------------------------------------------------

Performance Graph
        -----------------------------------------------------

     The following graph compares the performance of Sears common shares with that of the S&P 500 Index and S&P Retail Store Composite Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

DECEMBER 1992 THROUGH DECEMBER 1997

    MEASUREMENT PERIOD
  (FISCAL YEAR COVERED)         SEARS         S&P 500      S&P RETAIL
1992                               100.00         100.00         100.00
1993                               155.80         110.06          95.02
1994                               140.16         111.51          86.80
1995                               237.67         153.39          97.28
1996                               285.82         188.59         114.62
1997                               286.25         251.48         165.81

* Assumes $100 invested on the last day of December 1992. Dividends are reinvested at the end of the month in which the ex-dividend date falls. The above graph and figures account for the spin-offs of Dean Witter, Discover & Co. (June 30, 1993) and The Allstate Corporation (June 30, 1995) as though they were cash distributions which were reinvested in common shares of the Company.

--------------------------------------------------------------------------------

Compensation Committee Interlocks and Insider Participation
        -----------------------------------------------------

     During 1997, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: Alston D. Correll, Jr., James W. Cozad (who retired in February 1997), Michael A. Miles, Clarence B. Rogers, Jr., Donald H. Rumsfeld, Patrick G. Ryan and Dorothy A. Terrell. There were no interlocks with other companies within the meaning of the SEC's proxy rules during 1997.

Item 2:  Approval of Auditors
        -----------------------------------------------------

     Item 2 is the approval of the Audit Committee's recommendation that Deloitte & Touche LLP be appointed auditors for 1998. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1998 AS PROPOSED IN ITEM 2.

Item 3:  Shareholder Proposal
        -----------------------------------------------------

CLASSIFIED BOARD

     Item 3 is a proposal submitted by Martin Glotzer, 7061 N. Kedzie Avenue, Suite 301, Chicago, IL 60645, the owner of 10 common shares, and Frank Gopen of New England Mfg. Corp. Employees' Profit Sharing Plan and Trust, the Plan Administrator, P.O. Box 278, Brookline, MA 02146-0002, the owner of 100 common shares.

Shareholder Proposal

     RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors, their subsequent election shall also be on an annual basis.

Shareholders' Supporting Statement

     Continued very strong support along the lines we suggest were shown at the last annual meeting when 48.591%*, 14,332* owners of 144,172,259* shares, were cast in favor of this proposal. The vote against included 39,092,642* unmarked proxies. (*Management is requested to insert the correct figures.)

     For many years the Lewis D. and John J. Gilbert, Corporate Democracy Inc. 29 East 64th Street, New York, NY 10021-7043, policy has been to propose and support similar proposals at various publicly owned Companies.

     Sears Director, Mr. Richard C. Notebaert is Chairman of the Board, President and Chief Executive Officer of Ameritech Corporation. The Board of Directors of Ameritech voted for and approved a change in its by-laws from "staggered system" to annual elections of Directors and it is now in effect.

     It is our belief that many stockholders in companies, where this proposal has appeared, have voted for this proposal.

--------------------------------------------------------------------------------

     If you agree, please mark your proxy for this resolution; otherwise, it is automatically cast against it, unless you have marked to abstain.
------------------

*Figures inserted by the Company at the shareholders' request.

THE COMPANY'S STATEMENT IN OPPOSITION

     The Board of Directors recommends that shareholders vote "against" this proposal.

     In 1988, the shareholders of the Company voted to amend the Certificate of Incorporation to create a classified Board of Directors. The directors are grouped into three classes approximately equal in number and serve staggered three year terms. Thus, each year about one third of the Board is up for election. The shareholder-approved amendment provides that the classified Board provisions of the Certificate can only be modified with the vote of 75% of the outstanding shares.

     Board classification ensures that the majority of directors at any given time will have experience in the business and affairs of the Company. The Board believes that such a board is best situated to maximize long-term shareholder value. For instance, continuity on the Board is integral to developing, refining and executing a long-term strategic plan, a process that often takes years. The Board also believes continuity provides directors with an historical perspective of the Company that enhances their ability to make fundamental decisions that are best for the Company--decisions on strategic transactions, significant capital commitments and careful and consistent use of financial and other resources. At the same time, the Board remains accountable to the shareholders, who retain the power to influence the composition of the Board by proposing and electing alternate nominees for the class of directors to be elected each year.

     Passage of the shareholder proposal to declassify the Board would only constitute an advisory recommendation to the Board. Declassifying the Board can only be accomplished by amending the Company's Certificate of Incorporation. Under the New York Business Corporation Law, an amendment to a company's certificate of incorporation must first be approved by the company's board of directors and then submitted to its shareholders. As noted above, any amendment to change the current classified Board structure must also be approved by the holders of at least 75% of all outstanding Sears common shares. By contrast, passage of the shareholder proposal requires only a majority of the votes cast at the meeting. In considering whether to approve an amendment to declassify, the Board would consider a number of factors, including the likelihood that the amendment would be approved by the required percentage of shareholders. Last year, less than half the 75% of the outstanding shares that would be required to amend the Company's Certificate voted in favor of a shareholder proposal to declassify.

     For these reasons the Board believes that a classified board is still in the best interests of the Company and its shareholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL AS SET FORTH IN ITEM 3.

Shareholder Proposals for 1999 Annual Meeting
        -----------------------------------------------------

     Proposals which shareholders intend to present at the 1999 annual meeting of shareholders must be received by the Company no earlier than February 12, 1999 and no later than March 15, 1999 to be presented at the meeting. To be eligible for inclusion in next year's proxy statement under the SEC's proxy rules, shareholder proposals must be received by the Company by November 27, 1998.

--------------------------------------------------------------------------------

Certain Transactions
        -----------------------------------------------------

     State Street Bank and Trust Company ("State Street") provides credit lines to the Company. State Street also provides investment management services to the Sears Pension Plan. In 1997, the Company and the Sears Pension Plan together paid State Street approximately $150,000 for banking and investment management services. Fees for such services are expected to be approximately $150,000 in 1998.

     State Street began to serve as trustee under the Sears 401(k) Profit Sharing Trust (the "Profit Sharing Trust") and to provide investment management services on behalf of the Profit Sharing Plan on January 1, 1998. In addition, administration of the Profit Sharing Plan is being outsourced to State Street in 1998. State Street is expected to receive investment management, trustee and administration fees of approximately $10.3 million from the Profit Sharing Trust in 1998.

     Wellspring Resources, LLC ("Wellspring"), which is fifty percent owned by State Street, performs certain administrative services for the Profit Sharing Plan. In addition, administration of the Sears Pension Plan is being outsourced to Wellspring this year. In 1997, the Profit Sharing Plan and the Sears Pension Plan together paid Wellspring approximately $3.7 million for administrative services and for conversion and implementation services in connection with the outsourcing. The Profit Sharing Plan and the Sears Pension Plan are expected to pay Wellspring approximately $6.5 million for administration, conversion and implementation services in 1998.

     Unless otherwise specified above, no information is given in this proxy statement for executive officers or directors of the Company for any portion of the year 1997 during which any such person did not serve in such capacity.

Other Matters
        -----------------------------------------------------

     In accordance with the indemnification provisions of the Company's By-Laws and applicable law, in 1997 and to date in 1998 the Company has advanced approximately $525,000 in legal fees and expenses to present and former officers and associates of the Company in connection with the various lawsuits and investigations concerning the Company's past handling of individual debtor bankruptcy reaffirmation agreements. Each person to whom funds have been advanced has agreed to reimburse the Company in the event that it is ultimately determined that he or she was not entitled to indemnification under the Company's By-Laws or the New York Business Corporation Law, or in the event that the Company determines in good faith that the person violated Company policy or failed to act in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Company or that the person had reasonable cause to believe that the conduct involved was unlawful.

     Some of the officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, as well as by mail. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials for shares held of record by them to the beneficial owners. The Company will reimburse them for reasonable out-of-pocket expenses. D.F. King & Co., Inc. will assist in the distribution of proxy solicitation materials, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $16,500, plus out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities. The Company will pay the cost of all proxy solicitation.

                                                                      APPENDIX A

                                 EXCERPTS FROM
                                   BY-LAWS OF
                             SEARS, ROEBUCK AND CO.

                                   ARTICLE I

                            MEETINGS OF SHAREHOLDERS

                                 *     *     *

     Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

     Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

     For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

     Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

     Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

     Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) pursuant to the Company's notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by the third paragraph of Section 2 of Article 1 of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

     Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                 *     *     *

                        (LOGO)PRINTED ON RECYCLED PAPER

                            SEARS, ROEBUCK AND CO.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF SEARS, ROEBUCK AND CO.
 P
 R   The undersigned, revoking any proxy previously given, hereby appoints Hall
 O   Adams, Jr., Michael A. Miles, Richard C. Notebaert and Donald H. Rumsfeld,
 X   and each of them, proxies, each with full power of substitution, to vote,
 Y as designated on the other side, the shares of the undersigned at the Annual Meeting of Shareholders of Sears, Roebuck and Co. on May 14, 1998, and any adjournments thereof, upon all matters as may properly come before the meeting. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

         Election of Directors, Nominees in Class A: Warren L. Batts, Arthur C. Martinez, Hugh B. Price and Clarence B. Rogers, Jr.
         Nominee in Class B: Brenda C. Barnes

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN THIS CARD ON THE REVERSE SIDE BEFORE RETURNING IT.

     Instruction: Unless otherwise specified in the space provided below, this proxy shall authorize the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to the Company's Board of Directors. To specify a different method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.


                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3, INCLUDING AS TO WHOLE SHARES HELD FOR THE UNDERSIGNED'S ACCOUNT IN THE SEARS DIRECT PURCHASE STOCK PLAN.


------------------------------------------------------------------------  --------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    A VOTE FOR PROPOSALS 1 AND 2.                                              AGAINST PROPOSAL 3.
------------------------------------------------------------------------  --------------------------------------------------------
                 FOR  WITHHELD                    FOR  AGAINST  ABSTAIN                                      FOR  AGAINST  ABSTAIN
1. Election of   [ ]    [ ]    2. Appointment of  [ ]    [ ]      [ ]      3. Shareholder proposal relating  [ ]    [ ]      [ ]
   Directors                      Deloitte &                                  to declassifying the Board.
   (see reverse)                  Touche LLP as
                                  independent                             --------------------------------------------------------
                                  auditors for                                           -----------------------------------------
                                  the year 1998.                                                       SPECIAL ACTION
For, except vote withheld from the following nominee(s):                                 -----------------------------------------
                                                                                            Check this box if you         [  ]
                                                                                            wish to discontinue
---------------------------------------                                                     receiving the Annual
------------------------------------------------------------------------                    Report because
                                                                                            another household
                                                                                            member receives one.

                                                                                            Check this box if you will    [  ]
                                                                                            attend the Annual Meeting.
                                                                                         ------------------------------------------



SIGNATURE(S)                                                                 DATE
            ----------------------------------------------------------------      -----------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
